Exhibit 10.7
Consulting Agreement dated July 1, 2014 between Company and Goldman Advisers, LLC.

CONSULTING AGREEMENT

Between

Core Resource Management, Inc.

And

Goldman Legal Advisers, LLC.

This Consulting Agreement (the "Agreement") is made and effective July 1, 2014

BETWEEN: **Goldman Advisers, LLC. ("Consultant")** a company organized and existing under the laws of the Michigan, with its head office located at:

625 W. 5th Street
Clare, MI 48617

AND: **Core Resource Management, Inc.** (the "Company"), a company organized and existing under the laws of the NEVADA with its management office located at:

3131 E. Camelback Rd.
STE 211
Phoenix, Arizona 85016

In the event of a conflict in the provisions of any attachments hereto and the provisions set forth in this Agreement, the provisions of such attachments shall govern.

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1. RECITALS

a. Goldman Advisers, LLC, (the "Consultant") agrees to act as the Consultant for Core Resource Management (the "Client") in Phoenix, Arizona for the purpose of providing service of: Advising re: Corporate Governance and Due Diligence. Advising and subsequent Documentation of Corporate Legal Matters, Advising and Documentation re: Regulatory Compliance Legal Work, Legal Document Drafting, and all other work on matters that the Client may require.

b. Consultant will perform work outside of the scope of Employment agreement for purpose that may be unrelated to such. Any work performed within the scope of Consultancy is done as an independent contractor, and not as an employee.

c. It is understood between parties that Consultant is not a law firm, nor provided legal representation to Company. Advisory services instead fulfill corporate business and governance needs.

d. The Company desires to obtain the services of Consultant by means of services provided by Consultant's employees dispatched by Consultant to provide services to Company hereunder ("Agents"), on its own behalf and on behalf of all existing and future Affiliated Companies (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Consultant desires to provide consulting services to the Company upon the following terms and conditions.

e. The Company has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which the Company considers vital to its business and goodwill.

f. The Proprietary Information will necessarily be communicated to or acquired by Consultant and its Agents in the course of providing consulting services to the Company, and the Company desires to obtain the services of Consultant, only if, in doing so, it can protect its Proprietary Information and goodwill.

g. The Client shall indemnify the Consultant and save it fully harmless from and against all direct, indirect or consequential losses, costs, damages, expenses, demands, claims, suits or other liabilities (including legal costs) which the consultant shall or may incur, become liable for or suffer in any manner arising in connection with any action taken or not taken by the consultant or client in respect of this Agreement; provided, however, that this indemnity shall not apply in respect of such liabilities arising by reason of gross negligence or willful default on the part of the consultant. This undertaking shall survive any termination of this Agreement.

2. SERVICES

Consultant agrees to perform for Company the services of: (1) Corporate Legal Advisory needs (2) Financial Analysis of Company and potential synergy of possible acquisitions (3) Performance of due diligence to such entities (4) New tangential business as a result of meeting of principles of Company. (5) Any work not directly relating to Company principles dictate (6) Research and Development (7) Capital Market marketing (8) Business development and marketing

Such services are hereinafter referred to as "Services." Company agrees that consultant shall have ready access to Company's staff and resources as necessary to perform the Consultant's services provided for by this contract.

3. CONSULTING PERIOD

3.1. Basic Term

The Company hereby retains the Consultant and Consultant agrees to render to the Company those services described in Section 2 for the period (the "Consulting Period") commencing on the date of this Agreement and ending **ONE YEAR LATER ON SAME DATE OF EXECUTION OF THIS AGREEMENT (July 1, 2015)**. The Company shall pay the Consultant the compensation to which it is entitled under Section 5 through the end of the Consulting Period.

3.2. Renewal

The Consulting Period will be automatically renewed for an additional ONE Year period (without any action by either party) on the Term Date and on each anniversary thereof, unless one party gives to

the other written notice at least Thirty (30) days in advance of the beginning of any month renewal period that the Consulting Period is to be terminated. Either party's right to terminate the Consulting Period, instead of renewing the Agreement, shall be with or without cause. For simplicity, this is a ONE YEAR contract, after which the contract will extend year to year.

4. DUTIES AND RESPONSIBILITIES

a. Consultant hereby agrees to provide and perform for the Company those services set forth in Section 2 infra. Consultant shall devote its best efforts to the performance of the services and to such other services as may be reasonably requested by the Company and hereby agrees to devote, unless otherwise requested in writing by the Company, the minimum amount of time to properly perform services.

b. Consultant shall use its best efforts to furnish competent Agents possessing a sufficient working knowledge of the Company's research, development and products to fulfill Consultant's obligations hereunder. Any Agent of Consultant who, in the sole opinion of the Company, is unable to adequately perform any services hereunder shall be replaced by Consultant within FIFTEEN days after receipt of notice from the Company of its desire to have such Agent replaced.

c. Consultant shall use its best efforts to comply with, and to ensure that each of its Agents comply with, all policies and practices regarding the use of facilities at which services are to be perform hereunder.

d. Personnel supplied by Consultant to provide services to Company under this Agreement will be deemed Consultant's employees or agents and will not for any purpose be considered employees or agents of Company. Consultant assumes full responsibility for the actions of such personnel while performing services pursuant to this Agreement, and shall be solely responsible for their supervision, daily direction and control, provision of employment benefits and payment of salary (including all required withholding of taxes). This shall only reference personnel utilized to preform duties of Consultant and shall not apply to Employees of the Company that consultant trains, or any other Employee hired or supplied directly by the Company.

5. COMPENSATION, BENEFITS AND EXPENSES

5.1. Compensation

In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Consultant shall be paid **FIVE THOUSAND TWO HUNDRED DOLLARS ($5,200) PER MONTH** payable Monthly or any shorter periodic payment pursuant to the procedures regularly established, and as they may be amended, by the Company during the course of this Agreement. This amount is subject to change when Consultant office is re-located to Phoenix, Arizona area. The amount shall reflect the changes in price of the expenses.

5.2 Non-Recurring Expenses

The Company shall reimburse Consultant for reasonable travel and other business expenses incurred by its Agents in the performance of the duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the course of this Agreement. (ex. Federal Express or Travel) Any expense over FIVE HUNDRED DOLLARS ($500) must be pre-approved by the Chairman of the Board or the Chief Executive Officer of Company.

6. INVOICING

Company shall pay the expense amounts agreed to herein upon receipt of invoices which shall be sent by Consultant, and Company shall pay the amount of each invoice to Consultant. The general Compensation amount addressed in Section 5.1 and 5.2 shall not need to be invoiced.

7. TERMINATION OF CONSULTING RELATIONSHIP

7.1. By the Company or the Consultant

At any time, either the Company or the Consultant may terminate, without liability, the Consulting Period for any reason, with or without cause, by giving at least FIFTEEN (15) days advance written notice to the other party before the end of the original term of the contract (ONE YEAR) or at least 15 days prior to an additional year thereafter. The Company shall pay Consultant the compensation to which the Consultant is entitled pursuant to Section 5 through the end of the Consulting Period, and thereafter all obligations of the Company shall terminate.

7.2. Termination Due to Bankruptcy, Receivership

The Consulting Period shall terminate and the Company's obligations hereunder (including the obligation to pay Consultant compensation under Section 5) shall cease upon the occurrence of: (i) the appointment of a receiver, liquidator, or trustee for the Company by decree of competent authority in connection with any adjudication or determination by such authority that the Company is bankrupt or insolvent; (ii) the filing by the Company of a petition in voluntary bankruptcy, the making of an assignment for the benefit of its creditors, or the entering into of a composition with its creditors; or (iii) any formal action of the Board to terminate the Company's existence or otherwise to wind up the Company's affairs.

8. TERMINATION OBLIGATIONS

Consultant hereby acknowledges and agrees that all property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, or materials, or copies thereof, Proprietary Information, and equipment furnished to or prepared by Consultant or its Agents in the course of or incident to its rendering of services to the Company, including, without limitation, records and any other materials pertaining to Invention Ideas belong to the Company and shall be promptly returned to the Company upon termination of the Consulting Period. Following termination, neither Consultant nor any of its Agents will retain any written or other tangible material containing any Proprietary Information.

9. ASSIGNMENT; SUCCESSORS AND ASSIGNS

Consultant agrees that it will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Consultant's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

10. TIME DEVOTED TO WORK

In the performance of the services, the aforesaid services and the hours Consultant is to work on any given day will be entirely within Consultant's control and Company will rely upon Consultant to put in such number of hours as is reasonably necessary to fulfill the spirit and purpose of this contract. It is understood that the Consultant is performing services for multiple clients and has several interests that are ongoing.

11. CONFIDENTIAL INFORMATION

Each party hereto ("Such Party") shall hold in trust for the other party hereto ("Such Other Party"), and shall not disclose to any non-party to the Agreement, any confidential information of such Other Party. Confidential information is information which relates to Such Other Party's research, development, trade secrets or business affairs, but does not include information which is generally known or easily ascertainable by non-parties (i.e. public information).

Consultant hereby acknowledges that during the performance of this contract, the Consultant may learn or receive confidential Company information and therefore Consultant hereby confirms that all such information relating to the client's business will be kept confidential by the Consultant, except to the extent that such information is required to be divulged to the consultant's clerical or support staff or associates in order to enable Consultant to perform Consultant's contract obligation.

a) Consultant agrees not to disclose or use, except as required in Consultant's duties, at any time, any information disclosed to or acquired by Consultant during the term of this contract. Consultant shall disclose promptly to Company all inventions, discoveries, formulas, processes, designs, trade secrets, and other useful technical information and know-how made, discovered, or developed by Consultant (either alone or in conjunction with any other person) during the term of this contract. Consultant agrees that it shall not, without the written consent of Company, disclose to third parties or use for its own financial benefit or for the financial or other benefit of any competitor of Company, any information, data, and know-how, manuals, disks, or otherwise, including all programs, decks, listings, tapes, summaries of any papers, documents, plans, specifications, or drawings.

b) Consultant shall take all reasonable precautions to prevent any other person with whom Consultant is or may become associated from acquiring confidential information at any time.

c) Consultant agrees that all confidential information shall be deemed to be and shall be treated as the sole and exclusive property of Company.

d) Upon termination of this contract, Consultant shall deliver to Company all drawings, manuals, letters, notes, notebooks, reports, and all other materials (including all copies of such materials), relating to such confidential information which are in the possession or under the control of Consultant. Consultant shall sign any additional secrecy agreements provided by Company.

12. SERVICES FOR OTHERS

Inasmuch as Consultant will acquire or have access to information which is of a highly confidential nature, it is expected that Consultant will protect all confidential information of Company and will make certain to avoid situations of conflicting interests that materially affect Company, especially while dealing with other Companies in the Oil and Gas Industry.

13. STATUS OF CONSULTANT

Consultant is an independent contractor and neither Consultant nor Consultant's staff is or shall be deemed to be employed by Client. Company is hereby contracting with Consultant for the services described in Section 2 and Consultant reserves the right to determine the method, manner and mean by which the services will be performed. Consultant is not required to perform the services during a fixed hourly or daily time and if the services are performed at the Company's premises, then Consultant's time spent at the premises is to be at the discretion of the Consultant, subject to the Company's normal business hours and security requirements. Consultant shall not be required to devote Consultant's full time nor the full time of Consultant's staff to the performance of the services required hereunder, and it is acknowledged that Consultant has other Clients and Consultant offers services to the general public.

Consultant's principle is an Employee of Company outside of this contract, both agreements involve separate duties and rights thereunder.

14. COMPANY REPRESENTATIVE

The Chief Executive Officer shall represent the Company during the performance of this contract with respect to the services and deliverables as defined herein and has authority to execute written modifications or additions to this contract.

15. DISPUTES

Any disputes that arise between the parties with respect to the performance of this contract shall be submitted to binding arbitration, to be determined and resolved by said Association under its rules and procedures in effect at the time of submission and the parties hereby agree to share equally in the costs of said arbitration.

16. TAXES

Any and all taxes, except income taxes, imposed or assessed by reason of this contract or its performance, including but not limited to sales or use taxes, shall be paid by the Company. Consultants shall be responsible for any taxes or penalties assessed by reason of any claims that Consultant is an employee of Company and Company and Consultant specifically agree that Consultant is not an employee of Client.

17. LIABILITY

Consultant warrants to Company that the material, analysis, data, programs and services to be delivered or rendered hereunder, will be of the kind and quality designated and will be performed by qualified personnel. Consultant makes no other warranties, whether written, oral or implied, including without limitation, warranty of fitness for purpose or merchantability.

18. ENFORCEABLE

The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of the Consultant against the Company whether predicated on this Agreement or otherwise.

19. REPRESENTATIONS AND WARRANTIES

Consultant represents and warrants (i) that Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant's undertaking this relationship with the Company, (ii) that the performance of the services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party, (iii) that Consultant will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of any other person or entity and

20. INJUNCTIVE RELIEF

The Consultant acknowledges that disclosure of any Confidential Information by Consultant will give rise to irreparable injury to the Company or the owner of such information, inadequately compensable in damages. Accordingly, the Company or such other party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available.

The Consultant further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.

21. COMPLETE AGREEMENT

This agreement contains the entire agreement between the parties hereto with respect to the matters covered herein. Company acknowledges that it is entering into this Agreement solely on the basis of the representations contained herein. It is understood that the principle of the Consultant is joined in an employment agreement separately.

22. INDEMNIFICATION

Consultant hereby indemnifies and agrees to defend and hold harmless the Company from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting there from, including court costs and reasonable attorneys' fees, arising out of or relating to the services performed by Consultant under this Agreement or the representations and warranties made by Consultant pursuant to Sections 2 and 4 hereof. Consultant's obligations under Section 4 hereof shall survive the termination, for any reason, of this Agreement.

23. NONWAIVER

No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an executive officer of the Company or other person duly authorized by the Company.